Exhibit 23.2

582 Industrial Park Road, Bluefield, VA 24605-9364 ■ Phone 276.322.5467
www.mma1.com ■ info@mma1.com
CONSENT OF MARSHALL MILLER & ASSOCIATES, INC.

Marshall Miller & Associates, Inc. hereby consents to the references to our firm in this Registration Statement on Form S-1 (the "Registration Statement"), and the related prospectus, of Contura Energy, Inc., including the reference to our firm under the heading "Experts" in the Registration Statement and related prospectus. We hereby further consent to the use of information contained in our report, dated as of April 25, 2017, relating to estimates of certain coal reserves.

Marshall Miller & Associates, Inc.

By:	/s/ K. Scott Keim
Name:	K. Scott Keim
Title:	CEO & Partner

Dated:	May 3, 2017

ENERGY & MINERAL RESOURCES ■ HYDROGEOLOGY & GEOLOGY ■ GEOPHYSICAL LOGGING SERVICES
CARBON MANAGEMENT ■ EXPERT WITNESS TESTIMONY ■ MINING ENGINEERING ■ PETROLEUM ENGINEERING